UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): May 31, 2012

FLOWSERVE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York             1-13179             31-0267900
(State or Other Jurisdiction of Incorporation)    (Commission File Number)         (IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas          75039
(Address of Principal Executive Offices)                          (Zip Code)

(972) 443-6500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 31, 2012, Flowserve Corporation, a New York corporation (the “Company”), issued a press release announcing that its Board of Directors has endorsed an updated capital structure strategy designed to make the Company’s financial structure more efficient. This capital structure strategy will include returning additional capital more quickly to shareholders through a new $1 billion stock repurchase program approved by the Board.

The strategy will include: (i) targeting a long-term gross leverage ratio of 1.0x-2.0x total debt to EBITDA through the business cycle, versus current gross leverage ratio of 0.7x; and (ii) an expanded stock repurchase program of $1 billion, including approximately $233 million remaining under the Company’s most recent share repurchase authorization.

Execution of the share repurchase program is planned to begin immediately. The amount and timing of the planned repurchases will be determined by the Company based on its evaluation of the Company’s financial condition, business opportunities and market conditions at the time. The repurchases may be effected through various methods, including open market repurchases (including those effected through Rule 10b5-1 plans).

The new share repurchase program includes amounts incremental to the Company’s previously announced policy of annually returning 40% to 50% of running two-year average net earnings to shareholders, which the Company intends to maintain after attaining the announced target leverage ratio.

A copy of the press release referenced above is included with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.        Description

99.1	Press Release, dated May 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: May 31, 2012	By: /S/ RONALD F. SHUFF
Ronald F. Shuff
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.        Description

99.1	Press Release, dated May 31, 2012.